UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO THE

Form S-1

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DIVERSIFIED RESOURCES INC.
(Name of small business issuer in its charter)

Nevada	1041	98-0687026
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2114 Ridge Plaza Drive,  Castle Rock,  CO  80108
(951) 255-9100
(Address and telephone number of principal executive offices)

2114 Ridge Plaza Drive,  Castle Rock,  CO  80108
(Address of principal place of business or intended place of business)

Nevada Agency and Trust Company
50 West Liberty Street, Suite 880, Reno, Nevada 89501
(775) 322-0626
(Name, address and telephone number of agent for service)

With copies to:
Karen A. Batcher, Esq
Synergen Law Group, APC
819 Anchorage Place, Suite 28
Chula Vista, CA  91914
Tel: (619) 475-7882
Fax: (866) 352-4342

Approximate date of commencement of proposed sale to public:
As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.      ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities At registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐	Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (1)
Common stock	2,200,000 shares	$0.02	$44,000	$5.10
(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE RERGISTRATION SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated March 6, 2013

PROSPECTUS
DIVERSIFIED RESOURCES INC.
2,200,000 SHARES
COMMON STOCK

The selling shareholders named in this prospectus are offering the 2,200,000 shares of our common stock offered through this prospectus. The 2,200,000 shares offered by the selling shareholders represent 41.9% of the total outstanding shares as of the date of this prospectus. We will not receive any proceeds from this offering. The selling shareholders are deemed underwriters, within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). As underwriters, the selling shareholders are subject to the prospectus delivery requirements of the Securities Act.  The shares under this prospective will be offered by the selling shareholders at a fixed price of $0.02 per share for the duration of the offering.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.02	None	$0.02
Total	$44,000	None	$44,000

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: March 6, 2013

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our”, “ Diversified Resources” or “Diversified” refers to Diversified Resources Inc.  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.  The following summary is not complete and does not contain all of the information that may be important to you.  You should read the entire prospectus before making an investment decision to purchase our common shares.

Diversified Resources Inc.

We are in the business of mineral exploration.  On June 15, 2009 we entered in a Mineral Lease Agreement whereby we leased from Timberwolf Minerals, LTD a total of two (2) unpatented lode mining claims in the State of Nevada which we refer to as the Dunfee Property. These mineral claims are located in Section 14 & 23, Township 7 South, Range 41 1/2 East, Mt. Diablo Baseline & Meridian, Esmeralda County, Nevada, USA, owned by Timberwolf Minerals LTD. In January of 2011, we staked an additional twenty (20) unpatented lode mining claims under the mineral lease agreement to expand the Dunfee Property.

According to the lease Diversified has agreed to pay Timberwolf Minerals, LTD minimum royalty payments which shall be paid in advance.  Diversified paid the sum of $5,275 upon execution of this lease. Diversified also paid $5,000 on the first anniversary of the lease, and paid $5,000 on the second anniversary of the lease and agreed to pay $10,000 on or before the third anniversary of the lease, $25,000 on or before the fourth anniversary of the lease and each annual payment after that shall be $75,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer’s Price Index for that year with execution year as base year. Diversified will pay Timberwolf Minerals, LTD a royalty of 3.5% of the Net Returns from all ores, minerals, concentrates, or other products mined and removed from the property and sold or processed by Diversified, quarterly. The term of this lease is for twenty (20) years, renewable for an additional twenty (20) years so long as conditions of the lease are met.

Our plan of operations is to conduct mineral exploration activities on the Dunfee Property in order to assess whether these claims possess commercially exploitable mineral deposits.  (Commercially exploitable mineral deposits are deposits which are suitably adequate or prepared for productive use of a natural accumulation of minerals or ores). Our exploration program is designed to explore for commercially viable deposits of gold, silver, copper or any other valuable minerals.  (Commercially viable deposits are deposits which are suitably adequate or prepared for productive use of an economically workable natural accumulation of minerals or ores). We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claims.  (A reserve is an estimate within specified accuracy limits of the valuable metal or mineral content of known deposits that may be produced under current economic conditions and with present technology). We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on our mineral claims.

As of the date of this Report, the Company has not paid the minimum agreed royalty advance of $10,000 which was due on June 15, 2012.  Due to our lack of capital, we are unable to make this payment.  It is our intention to renegotiate the terms of the mineral lease agreements with Timberwolf Minerals, LTD.  However, there is no guarantee that we will be successful at renegotiation and may be required to relinquish our rights in the mineral leases currently leased by us.  We also plan on exploring new strategic and developmental opportunities in other business sectors which, after research and investigation, we deem to be potentially advantageous to us, although to date, we have not entered into any binding agreements or made a formal decision regarding such new direction of the Company.

After acquiring a lease on the Dunfee Property, we retained the services of Robert Thomas, a Professional Geologist.  Mr. Thomas prepared geologic reports for us on the mineral exploration potential of the claims.  Mr. Thomas has no direct or indirect interest and does not expect to receive an interest in any of the Dunfee Property claims. Included in the reports are recommended exploration programs which consists of mapping, sampling, staking additional claims and drilling. The recommendations of Mr. Thomas are further explained in the “Description of Business” section.

At this time we are uncertain of the extent of mineral exploration we will conduct before concluding that there are, or are not, commercially viable minerals on our claims.  Further phases beyond the current exploration program will be dependent upon numerous factors such as Mr. Thomas’ recommendations based upon ongoing exploration program results and our available funds.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property, or if such resources are discovered, that we will enter into commercial production of our mineral property.

As of October 31, 2012, we had $4,631 cash on hand and $215, 780 of liabilities. Since our inception through October 31, 2012, we have incurred a net loss of $291,149. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business.

Anton & Chia, LLP, C.P.A., our independent auditor, has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact to date have had no revenues.

Our fiscal year ended is October 31.

We were incorporated on March 19, 2009 under the laws of the State of Nevada. Our principal offices are located at 2114 Ridge Plaza Drive, Castle Rock, CO 80108 . Our telephone number is (951) 255-9100.

The Offering

Securities Being Offered	Up to 2,200,000 shares of our common stock.

Offering Price	The offering price of the common stock will be fixed at $0.02 per share for the duration of the offering.

Minimum Number of Shares	None.
To Be Sold in This Offering

Securities Issued and to be Issued
5,250,000 shares of our common stock are issued and outstanding as of the date of this prospectus.  All of the common stock to be sold under this prospectus will be sold by existing shareholders and thus there will be no increase in our issued and outstanding shares as a result of this offering.  The issuance to the selling shareholders was exempt due to the provisions of Regulation S.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

	October 31, 2012	October 31, 2011
Balance Sheet Data	(audited)	(audited and restated)
Cash	$4,631	$6,843
Total Current Assets	$4,631	$6,843
Liabilities	$215,780	$156,766
Total Stockholder’s Equity	$(211,149)	$(149,923)

Statements of Operations	For the Fiscal Year Ended October 31, 2012	For the Fiscal Year Ended October 31, 2011
	(audited)	(audited and restated)

Net revenue	$-	$-

Total operating expenses	81,226	84,651

Loss from Operations	(81,226)	(84,651)

Net loss	$(81,226)	$(84,651)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail

Our current operating funds will only cover the first three phases of our exploration program. In order for us to carry out Phase Four or any further exploration or testing we will need to obtain additional financing. We currently do not have any operations and we have no income. We will require additional financing of approximately $150,000 to carry out Phase Four of our exploration program. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Although we have no arrangements in place for any future equity financing, in the case that we did conduct a financing from the sale of our common stock, this financing would have a dilutive impact on our stockholders and could negatively affect the stock price. Obtaining additional financing would be subject to a number of factors, including the market prices for gold and other minerals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

You will experience dilution of your ownership interest upon the future issuance of additional shares of common stock

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 75,000,000 shares of common stock, par value $0.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or other business purposes.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern

We have incurred a net loss of $291,149 for the period from March 19, 2009 (Inception) to October 31, 2012 and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral project. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended October 31, 2012 . If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Since this is an exploration project, we face a high risk of business failure due to our inability to predict the success of our business

We are in the initial stages of exploration of our mineral project, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on March 19, 2009 and to date have been involved primarily in organizational activities and the acquisition and preliminary exploration of the Dunfee Property. We have not earned any revenues as of the date of this prospectus.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or other minerals. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Even if we discover commercial reserves of precious metals on our mineral claims, we may not be able to successfully obtain commercial production

Our mineral claims do not contain any known reserves of precious metals. However, if our exploration programs are successful in discovering commercially exploitable reserves of precious metals, we will require additional funds in order to place the mineral claims into commercial production. At this time, there is a risk that we will not be able to obtain such financing as and when needed. It is premature to estimate the amount required to place the mineral claims into commercial production, as we do not have sufficient information.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Because access to our mineral claims may be restricted by bad weather, we may be delayed in our exploration

Once exploration begins, access to the claim may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Such delays can have a significant negative effect on our exploration efforts.

Because our executive officers have only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Because we are in the early stages of our business, our executive officers will not be spending a significant amount of time on our business. Mr. Grey, our sole officer and director expects to expend approximately 10 hours per week on Diversified business. Competing demands on Mr. Grey’s time may lead to a divergence between his interests and the interests of other shareholders.  Mr. Grey works as a self-employed business man and none of this work will directly compete with Diversified.

Because our director owns 57.14% of our outstanding common stock, investors may find that corporate decisions influenced by the directors are inconsistent with the best interests of other stockholders

Our sole director owns approximately 57% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interest of our director may still differ from the interests of the other stockholders. Our President, Mr. Grey, owns 3,000,000 common shares which he purchased from our former President and Director, Mr. Smith, for $0.026 per share.

Because we lease the Dunfee Property, we face the risk of not being able to meet the requirements of the lease and may be forced to default on the agreement

Under the terms of the lease on the Dunfee Property, Diversified has agreed to pay minimum annual royalties on or before June 15 of every year. If Diversified is unable to meet these obligations, we may be forced to default on the agreement and the lease may be terminated by the owner resulting in the loss of the property for Diversified.   As of the date of this Prospectus, the Company has not paid the minimum agreed royalty advance of $10,000 which was due on June 15, 2012.  Due to our lack of capital, we are unable to make this payment.  It is our intention to renegotiate the terms of the mineral lease agreements with Timberwolf Minerals, LTD.  However, there is no guarantee that we will be successful at renegotiation and may be required to relinquish our rights in the mineral leases currently leased by us.

Risks Related To Legal Uncertainty and Regulations

As we undertake exploration of the Dunfee Property we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

Risks Related To This Offering

There is limited public (trading) market for our common stock; therefore, our investors may not be able to sell their shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol “DDRI”.  We can provide no assurance that any market for our common stock will ever develop.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.

A trading market may not develop in the future, and if one does develop, it may not be sustained.  If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history.  Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders.  The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

If a market for our common stock develops, our stock price may be volatile

We anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including: the results of our geological exploration program; our ability or inability to arrange for financing; commodity prices for gold, silver or other minerals; and conditions and trends in the mining industry.

In addition, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline

The selling shareholders are offering 2,200,000 shares of our common stock through this prospectus. Our common stock is presently quoted on the OTC Bulletin Board, shares sold in the market at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 41.9% of the common shares outstanding as of the date of this prospectus.

Because our stock is a penny stock, shareholders will be more limited in their ability to sell their stock

The shares offered by this prospectus constitute a penny stock under the Securities and Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. Penny stocks generally are equity securities with a price of less than $5.00.  Broker/dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules: the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of price fluctuations in the price of the stock and may reduce the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, investors in this offering may find it difficult to sell their securities, if at all.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The $0.02 per share offering price of our common stock was determined arbitrarily by us. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. The shares under this prospective will be offered by the selling shareholders at a fixed price of $0.02 per share for the duration of the offering.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 2,200,000 shares of common stock offered through this prospectus. The selling shareholders acquired the 2,200,000 shares of common stock offered through this prospectus from us at a price of $0.02 per share in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and completed on September 30, 2010. We will file with the Securities and Exchange Commission prospectus supplements to specify the names of any successors to the selling shareholders specified in this registration statement who are able to use the prospectus included in this registration statement to resell the shares registered by this registration statement.

The selling shareholders are deemed underwriters, within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). As underwriters, the selling shareholders are subject to the prospectus delivery requirements of the Securities Act.  The shares under this prospective will be offered by the selling shareholders at a fixed price of $0.02 per share for the duration of the offering.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	The number of shares owned by each prior to this offering;
2.	The total number of shares that are to be offered by each;
3.	The total number of shares that will be owned by each upon completion of the offering;
4.	The percentage owned by each upon completion of the offering; and
5.	The identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder	Shares Owned Prior to this Offering	Total Number of Shares to Be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Jerrald Anderberg	50,000	50,000	Nil	Nil
Angela Auty	25,000	25,000	Nil	Nil
Kevin Auty “In Trust For Justin Auty”	25,000	25,000	Nil	Nil
Kevin Auty	25,000	25,000	Nil	Nil
Sean Baylis	25,000	25,000	Nil	Nil
Nancy Bird	25,000	25,000	Nil	Nil
Arlene Connell	25,000	25,000	Nil	Nil
John Connell	25,000	25,000	Nil	Nil
Kevin Auty “In Trust For David Domoslai”	25,000	25,000	Nil	Nil
Beverly Exner	50,000	50,000	Nil	Nil
Gary Exner	50,000	50,000	Nil	Nil
Roger Giovenetto	100,000	100,000	Nil	Nil
Thomas Hewitt	500,000	500,000	Nil	Nil
Barbara Horn	25,000	25,000	Nil	Nil
Daniel Horner	25,000	25,000	Nil	Nil
Bryon Howard	25,000	25,000	Nil	Nil
Murray Luft	25,000	25,000	Nil	Nil
Norman MacKenzie	250,000	250,000	Nil	Nil
Jason McDonald	25,000	25,000	Nil	Nil
John McKee	25,000	25,000	Nil	Nil
Beverly Munro	350,000	350,000	Nil	Nil
Marilyn Mora (a)	150,000	150,000	Nil	Nil
Lynn Morin	25,000	25,000	Nil	Nil
Pro Golf Design	100,000	100,000	Nil	Nil
Andrew Rogers	100,000	100,000	Nil	Nil
Chris Scase	25,000	25,000	Nil	Nil
Darryl Scase	25,000	25,000	Nil	Nil
Shannon Weaver	50,000	50,000	Nil	Nil
Dick Zeeuwen	25,000	25,000	Nil	Nil
Total	2,200,000	2,200,000	Nil	Nil

(a) Pro Golf Design is a private company 75% owned by Harold Pasechnik and 25% owned by Vivian Pasechnik

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

None of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

Prior to each sale of shares to the Selling Shareholders, each Selling Shareholder represented in writing to the Company that the Shares would be purchased solely for the account of the shareholder and not for distribution. The selling Shareholders further represented that, at the time of purchase, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. All Selling Shareholders have represented to the Company that they intend to sell their shares in the ordinary course of business.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The selling shareholders are deemed underwriters, within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). As underwriters, the selling shareholders are subject to the prospectus delivery requirements of the Securities Act.  The shares under this prospective will be offered by the selling shareholders at a fixed price of $0.02 per share for the duration of the offering.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 450,000,000 shares of common stock, with a par value of $0.001 per share, and 50,000,000 shares of preferred stock, par value of $.001 per share.

Common stock

We are authorized to issue 450,000,000 shares of common stock, $.001 par value per share.  As of March 6, 2013, there were 5,250,000 shares of our common stock issued and outstanding held by thirty two (32) stockholders of record.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, $0.001 par value per share.  Currently we have no shares of preferred stock issued and outstanding.

Dividend Policy

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Pre-emptive Rights

Holders of any class of our common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute does not apply to our company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anton & Chia, LLP, C.P.A., our accountant, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Anton & Chia, LLP, C.P.A. has presented his report with respect to our audited financial statements. The financial statements have been included in this prospectus and registration statement in reliance on the report by Anton & Chia, LLP, C.P.A., given his authority as an expert in auditing and accounting. The report of Anton & Chia, LLP, C.P.A. on the financial statements herein includes an explanatory paragraph that states that we have not generated revenues and have an accumulated deficit since inception which raises substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Karen A. Batcher, Esq of Synergen Law Group, APC our independent legal counsel, has provided an opinion on the validity of our common stock.

DESCRIPTION OF BUSINESS

Glossary of Technical Terms

The following defined technical terms are used in our registration statement on Form S-1:

Ag: the chemical symbol for silver.

Au: the chemical symbol for gold.

Assay: qualitative or quantitative determination of the components of a material as an ore.

Cerargyrite: also known as horn silver, a mineral comprised of silver chloride.

Commercially exploitable deposits: suitably adequate or prepared for productive use of a natural accumulation of minerals or ores.

Deposit: an informal term for an accumulation of ore or other valuable earth material of any origin.

Drilling: the creation or enlargement of a hole in a solid material with a drill.

Geologic mapping: Representation of the geologic surface or subsurface features by means of signs and symbols and with an indicated means of orientation.  Includes nature and distribution of rock units and the occurrence of structural features, mineral deposits and fossil localities.

Lode: a fissure in consolidated rock filled with mineral. Lode claim is that portion of a lode or vein and of the adjoining surface which has been acquired by a compliance with the law.

Mining claim: that portion of the public mineral lands which a miner, for mining purposes, takes and holds in accordance with mining laws.

Ore: The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives.

Patent: a certificate of grant by a government of an exclusive right with respect to claims.

Porphyry: an igneous rock of any composition that contains conspicuous phenocrysts in a fine-grained groundmass.

Reserve: the quantity of material that is calculated to lie within given boundaries.

Reverse Circulation (RC): The circulation of bit-coolant and cuttings-removal liquids, drilling fluid, mud, air, or gas down the borehole outside the drill rods and upward inside the drill rods.

Sampling: collecting small rock chips from outcrop areas to obtain a representative sample for assay.

Unpatented claim: a mining claim to which a deed from the U.S. Government has not been received. A claim is subject to annual assessment work, to maintain ownership.

Vein: a mineral deposit in tabular or shell-like form, filling a fracture in a host rock.

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  We currently hold a lease on twenty two (22) unpatented lode mineral claims that we refer to as the Dunfee Property.  Further exploration of these mineral claims is required before a final determination as to their viability can be made.  Although exploratory work on the claims conducted prior to our obtaining a lease on the property has indicated some potential showings of mineralization, we are uncertain as to the potential existence of a commercially viable mineral deposit existing in these claims. The results of previous exploratory work of prior companies are in the “History” section below.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of gold, silver, copper or any other valuable minerals. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Mineral Lease Agreement between Diversified Resources Inc. and Timberwolf Minerals, LTD

We entered into a lease agreement with Timberwolf Minerals, LTD. effective June 15, 2009, granting Diversified Resources Inc. the exclusive possession of the Property for mining purposes during the term of this agreement. The property consists of two (2) unpatented lode mineral claims located in Section 14 & 23, Township 7 South, Range 41 1/2 East, Mt. Diablo Baseline & Meridian, Esmeralda County, Nevada, USA, owned by Timberwolf Minerals Ltd. The property is hereon referred to as the Dunfee Property. We selected this property based upon a recommendation from Robert Thomas, Professional Geologist, and in Mr. Thomas’s technical report, dated May 2009; he recommended that we further explore this property. In January 2011 we staked an additional twenty (20) unpatented lode mining claims under the mineral lease agreement to expand the Dunfee Property.

According to the lease, as amended on May 1, 2011, Diversified has agreed to pay Timberwolf Minerals, LTD minimum royalty payments which shall be paid in advance.  Diversified paid the sum of $5,275 upon execution of this lease. Diversified also paid $5,000 on the first and second anniversary of the lease, and has agreed to pay $10,000 on third anniversary of the lease, $25,000 on or before the fourth anniversary of the lease and each annual payment after that shall be $75,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer’s Price Index for that year with execution year as base year. Diversified will pay Timberwolf Minerals, LTD a royalty of 3.5% of the Net Returns from all ores, minerals, concentrates, or other products mined and removed from the property and sold or processed by Diversified, quarterly. The term of this lease is for twenty (20) years, renewable for an additional twenty (20) years so long as conditions of the lease are met.

Our business plan is to proceed with the exploration of the Dunfee Property to determine whether there are commercially exploitable reserves of gold, silver or other metals. As of the date of this Report, the Company has not paid the minimum agreed royalty advance of $10,000 which was due on June 15, 2012.  Due to our lack of capital, we are unable to make this payment.  It is our intention to renegotiate the terms of the mineral lease agreements with Timberwolf Minerals, LTD.  However, there is no guarantee that we will be successful at renegotiation and may be required to relinquish our rights in the mineral leases currently leased by us.  We also plan on exploring new strategic and developmental opportunities in other business sectors which, after research and investigation, we deem to be potentially advantageous to us, although to date, we have not entered into any binding agreements or made a formal decision regarding such new direction of the Company.

Description and Location of the Dunfee Property

The property consists of twenty two (22) unpatented lode mineral claims located in Section 14 & 23, Township 7 South, Range 41 1/2 East, Mt. Diablo Baseline & Meridian, Esmeralda County, Nevada, USA, owned by Timberwolf Minerals Ltd.

The Dunfee Property is located in south-central Esmeralda County, Nevada, 30 miles southwest of Goldfield, Nevada, and approximately 3 miles southeast of Gold Point, Nevada. The property lies on the southwest flank of Mount Dunfee, at an elevation of approximately 6,000 feet in coutry studded with sagebrush and an occasional Joshua Tree. Due the low elevation, winter snows rarely exceed 2-4”, and the property is accessible year-round. Access is by paved road south from Goldfield on St. Highway 95 for 15 miles, then west on St. Highway 266 for approximately 7 miles. Turn left on paved road and proceed another 7 miles to Gold Point. At the far end of town, turn left and follow dirt roads approximately 3 miles SE to property.

The climate is western desert; hot, dry summers and cold, dry winters. It rarely gets below 20 degrees Fahrenheit. Local drainages in the mountain ranges around the property run year-round. The valleys would have water in local wells that would need to be drilled. As for power, rural electric lines are a few miles away, and generators could be used on site. Gold Point is approximately 3 miles from the property is the closest source of fuel and the closest workforce.

Dunfee Property Claim List

Claim name	NMC#
SH 2	1038773
SH 3	1038774
SH 4	1038775
SH 5	1038776
SH 6	1038777
SH 7	1038778
SH 8	1038779
SH 9	1038780
SH 10	1038781
SH 11	1038782
SH 12	980936
SH 13	1038783
SH 14	1038784
SH 15	1038785
SH 16	1038786
SH 17	1038787
SH 18	1038788
SH 19	980937
SH 20	1038789
SH 21	1038790
SH 22	1038791
SH 23	1038792

CLAYTON RIDGE
MONTEZUMA RANGE
MONTEZUMA PEAK
Goldfield
PREBLE MTN
BLACKCAP MTN
MYERS MTN
MIRA MTN
CHISPA HILLS
Old railroad grade
GOLDFIELD
STONEWALL FLAT
Numerous mines
CUPRITE HILLS
STONEWALL MOUNTAIN
Lida Junction
MOUNT JACKSON
MT JACKSON RIDGE
Lida
Water
MOUNTAIN
DUNFEE MINE AREA
Gold Point
MT DUNFEE
SLATE RIDGE
Radio Tower
GOLD MOUNTAIN
Scottys Junction
SARCO

Goldfield 250K; NV,CA"; Scale: 1" = 3.788Mi 6,096Mt 20,000Ft, 1 Mi = 0.264", 1 cm = 2,400Mt

Figure 1

History

The Gold Point District, originally called the Hornsilver District, was discovered in the mid-1860’s. Early production was near surface, high-grade cerargyrite (hornsilver), which quickly played out. Ore was treated at local mills in the Gold Point area. Some gold, generally free native gold, was also treated. The deeper mines in Gold Point are encountered high grade gold at depth. Total historical production from the Gold Point region amounted to approximately $1 million. A series of shafts on the Dunfee vein indicate a small tonnage of gold ore was produced, but no specific numbers for the Dunfee vein are available.

The Dunfee Property is without known reserves and the proposed program is strictly exploratory in nature.

Geological Exploration Program in General

We have obtained an independent Geologic Report on the Dunfee Property and have acquired a lease on the property.  Robert Thomas prepared the Geologic Report and reviewed all available exploration data completed on the mineral claims.

Mr. Robert D. Thomas is a graduate of the Wesleyan University, where he obtained a M.A. Degree in Geology in 1974. He has been engaged in his profession as a Professional Geologist since 1974.

Geologic Report for the Dunfee Property, Dated May 2009

A primary purpose of the geologic report was to review information from previous exploration of the property and to recommend exploration procedures to establish the feasibility of a mining project on the property. The report summarizes results of the history of the exploration of the property, the regional and local geology and the structure and mineralization of the property. The report also includes a recommended exploration program.

Conclusions of the Geologic Report for the Dunfee Property

Based on the property and research of the property Mr. Thomas came to the following conclusion:

The best potential on the Dunfee vein system lies at depth below the level that has been previously tested by shallow drilling. The presence of a series of parallel veins in the Dunfee area suggest the further possibility of a series of parallel zones of gold mineralization, and the upside potential for a broad zone where the rock between the veins also contains sufficient gold mineralization that the entire underlying intrusive might represent a Tintina Gold Belt-type gold system. The Dunfee Mine area is one of the few locations throughout western Esmeralda County where this bulk mineable potential does not appear to have been eroded.

Mr. Thomas recommended a four phase exploration program. Phase one and two consists of geologic mapping and sampling, completed in increasing detail as drill target areas are defined. Phase three consists of a possible (IP) geophysical survey to further define drill targets. Phase four consists of drilling 5,000 feet of Reverse Circulation drill holes, as well as assays and will require bonding, permitting and other associated expenses. The implementation of each phase is dependent on the previous phase.

Competition

We are a junior mineral resource exploration company engaged in the business of mineral exploration. We compete with other junior mineral resource exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral resource exploration companies. The presence of competing junior mineral resource exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We also compete for mineral properties of merit with other junior exploration companies. Competition could reduce the availability of properties of merit or increase the cost of acquiring the mineral properties.

Employees

We have no employees as of the date of this prospectus other than our president and secretary. We currently do not conduct business as we are only in the development stage of our company. We plan to conduct our business largely through the outsourcing of experts in each particular area of our business.

Research and Development Expenditures

We have not incurred any material research or development expenditures since our incorporation.

Subsidiaries

We do not currently have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

DESCRIPTION OF PROPERTY

We maintain our executive office at 2114 Ridge Plaza Drive,  Castle Rock,  CO  80108 . This office space is being provided to the company free of charge by our president, Mr. Grey. This arrangement provides us with the office space necessary at this point. Upon significant growth of the company it may become necessary to lease or acquire additional or alternative space to accommodate our development activities and growth.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since November 2, 2012, our shares of common stock have been quoted on the OTC Bulletin Board and the OTCQB tier of OTC Markets, under the stock symbol “DDRI.”  The following table shows the reported high and low closing bid prices per share for our common stock based on information provided by the OTCQB.  The over-the-counter market quotations set forth for our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	BID PRICE PER SHARE
	HIGH	LOW
Three Months Ended October 31, 2012	$0.00	$0.00
Three Months Ended July 31, 2012	0.00	0.00
Three Months Ended April 30, 2012	0.00	0.00
Three Months Ended January 31, 2012	0.00	0.00
Three Months Ended October 31, 2011	0.00	0.00
Three Months Ended October 31, 2013	0.00	0.00
Three Months Ended April 30, 2011	0.00	0.00

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

Diversified Resources Inc. is subject to the penny stock rules, and disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock and stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this Registration Statement, we had thirty three (33) shareholders of record.

Rule 144 Shares

The resale of our common stock must be by way of registration or through reliance upon an  exemption from registration.  Our issued shares of common stock are not currently available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act because we are a shell company. Our shareholders cannot rely on Rule 144 for the resale of our common stock until the following have occurred:

1.    we have ceased to be a shell company;

2.    we are subject to the reporting requirements of the Exchange Act;

3.    we have filed all Exchange Act reports required for the past 12 months; and

4.    a minimum of one year has elapsed since we filed current Form 10 information on Form 8-K changing our status from a shell company to a non- shell company.

When Rule 144 is available, our affiliate stockholder shall be entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.    1% of the number of shares of the company's common stock then outstanding; or

2.    the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements for the year ended October 31, 2012, including:

23	Auditors’ Report

24	Consolidated Balance Sheets as of October 31, 2012 and 2011;

25	Consolidated Statements of Operations and for the years ended October 31, 2012 and 2011 and for the period from March 19, 2009 (Inception) through October 31, 2012;

26	Statement of Changes in Stockholders’ Equity for the period from March 19, 2009 (Inception) to October 31, 2012;

27	Consolidated Statements of Cash Flows for the years ended October 31, 2012 and 2011, and for the period from March 19, 2009 (Inception) through October 31, 2012;

28 - 34	Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Diversified Resources, Inc. (A Development Stage Company)

We have audited the accompanying balance sheet of Diversified Resources, Inc. (the "Company") as of October 31, 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended October 31, 2012 and for the period from March 19, 2009 (Inception) through October 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of October 31, 2011, and for the period from March 19, 2009 (Inception) through October 31, 2011, before the restatement described in Note 7, were audited by other auditors, whose report, dated January 22, 2012, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2012 and the results of its operations and its cash flows for the year ended October 31, 2012 and for the period from March 19, 2009 (Inception) through October 31 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We also audited the adjustments described in note 2 that were applied to restate the 2011 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had no revenues and accumulated deficit of $291,149 since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2, which includes the raising of additional equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia LLP
 Newport Beach, CA

February 10, 2013

DIVERSIFIED RESOURCES, INC.
(A Development Stage Company)
Balance Sheets
For the Year Ended October 31, 2012 and 2011

	2012	2011
		(Restated)
ASSETS

CURRENT ASSETS
Cash	$4,631	$6,843

TOTAL ASSETS	$4,631	$6,843

LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued liabilities - mineral lease payable	$215,780	$156,766
TOTAL LIABILITIES	215,780	$156,766

STOCKHOLDERS' DEFICIT
Preferred Stock, par value $0.001; authorized 50,000,000 shares;
issued and outstanding: none as of October 31, 2012 and 2011	-	-
Common Stock, par value $0.001; authorized 450,000,000 shares;
issued and outstanding: 5,250,000 shares as of October 31, 2012
and October 31, 2011	5,250	5,250
Additional paid-in capital	74,750	54,750
Deficit accumulated in the development stage	(291,149)	(209,923)

Total Stockholders' Deficit	(211,149)	(149,923)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,631	$6,843

The accompanying notes are an integral part of the financial statements.

DIVERSIFIED RESOURCES, INC.
(A Development Stage Company)
Statements of Operations

			For the period
			from Inception,
			March 19, 2009
	For the years ended		through
	October 31,		October 31,
	2012	2011	2012
		(Restated)

REVENUES	$-	$-	$-

COSTS AND EXPENSES
Professional Fees	4,825	12,105	21,545
Filing Fees	13,962	12,878	26,840
Mineral Lease Maintenance	59,014	59,014	177,039
General and Administrative	3,425	654	65,725

TOTAL EXPENSES	81,226	84,651	291,149

NET LOSS	$(81,226)	$(84,651)	(291,149)

Net Loss per share, basic and diluted	$(0.02)	$(0.02)

Weighted Average number of common shares outstanding, basic and diluted	5,252,000	5,252,000

The accompanying notes are an integral part of the financial statements.

DIVERSIFIED RESOURCES, INC.
(A Development Stage Company)
Statements of Changes in Stockholders' Deficit
(Restated)

				Accumulated
			Additional	Deficit During
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Balances at Inception, March 19, 2009	-	$-	$-	$-	$-

Stock issued for cash @ $0.005 per share
May 12, 2009	3,000,000	$3,000	$12,000		$15,000
Net loss, period ended October 31,2009				(63,695)	(63,695)

Balances at October 31, 2009	3,000,000	$3,000	$12,000	$(63,695)	$(48,695)

Stock issued for cash @ $0.02 per share
September 30, 2010	2,250,000	$2,250	$42,750		$45,000
Net loss, year ended October 31, 2010				(59,877)	(59,877)

Balances at October 31, 2010	5,250,000	$5,250	$54,750	$(123,572)	$(63,572)

Adjustment to equity				(1,700)	(1,700)
Net loss, year ended October 31, 2011				(84,651)	(84,651)

Balances at October 31, 2011	5,250,000	$5,250	$54,750	$(209,923)	$(149,923)

Forgiveness of related party note			20,000		20,000
Net loss, year ended October 31, 2012				(81,226)	(81,226)

Balances at October 31, 2012	5,250,000	$5,250	$74,750	$(291,149)	$(211,149)

The accompanying notes are an integral part of the financial statements.

DIVERSIFIED RESOURCES, INC.
(A Development Stage Company)
Statements of Cash Flows

			For the period
			from Inception,
			March 19, 2009
	For the years ended		through
	October 31,		October 31,
	2012	2011	2012
		(Restated)
OPERATING ACTIVITIES:
Net Loss	$(81,226)	$(84,651)	$(291,149)
Adjustments to reconcile net loss to net cash
used by operating activities:	-	-	-
Adjustement to equity		(1,700)
Change in operating assets and liabilities:	-	-	-
Accrued liabilities - mineral lease payable	59,014	49,014	215,780
Net Cash used in Operating Activities	(22,212)	(37,337)	(75,369)

FINANCING ACTIVITIES:
Proceeds from related party notes	20,000	-	20,000
Common shares issued for cash	-	-	60,000
Net Cash provided by Financing Activities	20,000	-	80,000

NET INCREASE (DECREASE) IN CASH	(2,212)	(37,337)	4,631

CASH AT BEGINNING OF YEAR	6,843	44,180	-

CASH AT END OF YEAR	$4,631	$6,843	$4,631

CASH PAID FOR:
Interest	$-	$-
Income Taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities
Forgiveness of related party notes	20,000	-

The accompanying notes are an integral part of the financial statements.

DIVERSIFIED RESOURCES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND GOING CONCERN

Diversified Resources Inc. (“the Company”) was incorporated in the State of Nevada on March 19, 2009 to pursue mineral extraction in the United States.

On June 15, 2009 the Company leased two mining claims in Esmerelda County, Nevada, in the Dunfee Mine Area.  The lease includes all additional claims within one mile of these claims.  The area was the subject of a geological report on September 11, 2009.  The term of the lease is for 20 years and renewable for additional 20 years assuming all conditions of the lease are met. The lease terms are further described in Note 6.

The Company is considered a development stage company, with limited operating revenues during the periods presented.  The Company is required to report its operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things.  Management has defined inception as March 19, 2009. Since inception, the Company has incurred an operating loss of $291,149. The Company’s working capital has been generated through the sales of common stock.  Management has provided financial data since March 19, 2009, “Inception” in the financial statements, as a means to provide readers of the Company’s financial information to make informed investment decisions. The date of Inception is assigned as the date of incorporation, used for convenience as it is near the date of entering into a mineral lease.

The Company sustained operating losses during the years ended October 31, 2012 and 2011. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its shareholders or other sources, as may be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management is endeavoring to begin principal revenue generating operations however, may not be able to do so within the next fiscal year.  Management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity securities, which may not be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to continue our development stage business as desired and operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced and the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. As of October 31, 2012 and 2011, the Company had no cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Operating Lease

On June 15, 2009 the Company leased two mining claims in Esmerelda County, Nevada, in the Dunfee Mine Area. We account for leases in accordance with ASC Topic 840, Leases. A lease should be classified as a capital lease by a lessee if the lease meets at least one of the following criteria: (1) By the end of the lease term, ownership of the leased property is transferred to the lessee. (2) The lease contains a bargain purchase option. (3) The lease term is at least 75% of the estimated remaining economic life of the leased property. This criterion is not applicable when the beginning of the lease term falls within the last 25% of the total estimated economic life of the leased property. (4) At the inception of the lease, the present value of the minimum lease payments is at least 90% of the fair value of the leased property. Since the mineral lease did not meet any of these criteria, the mineral lease is classified as an operating lease.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, Income Taxes.  Under this standard, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance when we cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized. Interest and penalties on tax deficiencies recognized in accordance with ACS accounting standards are classified as income taxes in accordance with ASC Topic 740-10-50-19.

Contingent Liabilities

The Company records contingent liabilities when the amounts were incurred and determinable otherwise the Company will disclose the matter(s) and provide a range or best estimate of the contingency in the notes to the financial statements. There were no legal proceedings against the Company with respect to matters arising in the ordinary course of business. Neither the Company nor any of its officers or directors is involved in any other litigation either as plaintiffs or defendants, and have no knowledge of any threatened or pending litigation against them or any of the officers or directors. As of October 31, 2012 and 2011, there were not contingent liabilities that required disclosure or accrual in the Company’s financial statements.

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued   ASC (Accounting Standards Codification) 820-10 (SFAS No. 157), “Fair Value Measurements and Disclosures" for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements.  FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.  FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

-	Level 1: Quoted prices in active markets for identical assets or liabilities

-
Level 2:  Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

-	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of October 31, 2012 and 2011, the Company did not have any financial instruments other than described in Note 3 Stockholders’ Deficit

Losses Per Share

The Company computes net loss per share in accordance with FASB ASC Topic 260, “Earnings per Share,” Under the provisions of the standard, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

Development Stage Company

All of our operating results and cash flows reported in the accompanying financial statements from March 19, 2009 (inception) through October 31, 2012 are considered to be those related to development stage activities and represent the 'cumulative from inception' amounts from our development stage activities required to be reported pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 915, Development Stage Entities.

Recent Accounting Pronouncements

Not Adopted

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." The amendments in this update generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. The amendments in this update are to be applied prospectively. The amendments are effective for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The Company does not expect this guidance to have a significant impact on its financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, "Presentation of Comprehensive Income." This update was amended in December 2011 by ASU No. 2011-12, "Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05." This update defers only those changes in update 2011-05 that relate to the presentation of reclassification adjustments. All other requirements in update 2011-05 are not affected by this update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. ASU No. 2011-05 and 2011-12 are effective for fiscal years (including interim periods) beginning after December 15, 2011. The Company does not expect this guidance to have a significant impact on its financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, "Disclosures about Offsetting Assets and Liabilities." The amendments in this update require enhanced disclosures around financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The amendments are effective during interim and annual periods beginning on or after January 1, 2013. The Company does not expect this guidance to have any impact on its financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3 - INCOME TAXES

No provision was made for federal income tax for the year ended October 31, 2012 and 2011, since the Company had net operating losses.

The Company has available a net operating loss carry-forward of approximately $75,000, which begins to expire in 2029 unless utilized beforehand. Net operating loss carry forwards may be used to reduce taxable income through the year 2032. The availability of the Company’s net operating loss carry forwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock. As presented below, the Company generated a deferred tax asset through the net operating loss carry-forward.  However, a 100% valuation allowance has been established because the ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available.  Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities and available tax planning strategies that can be implemented by the Company in making this assessment.  Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a valuation allowance such that the net deferred tax asset is $0 as of June 30, 2012.

	As of October 31,
	2012	2011
Deferred tax assets:

Net operating loss carryforwards	$26,250	$18,550

Less: valuation allowance	(26,250)	(18,550)

Net deferred tax assets	$-	$-

NOTE 4 – STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 450,000,000 common shares of par value at $0.001 and 50,000,000 preferred shares of par value at $0.001. As of October 31, 2012, 5,250,000 shares of common stock and no preferred shares were issued and outstanding.

On May 12, 2009, 3,000,000 shares were issued for cash at $0.0005 per share for a total of $15,000.

On September 30, 2010, 2,250,000 shares were issued for cash at $0.02 per share for a total of $45,000.

On July 25, 2012 Philip F. Grey acquired control of 3,000,000 shares of the Company’s common stock, representing 57% of the Company’s issued and outstanding common stock, from Mr. Gordon Smith.  A purchase price of $80,000 was paid to Mr. Smith for the shares.

On July 24, 2012 Mr. Smith resigned as President, Treasurer, Chief Executive Officer, Chief Financial Officer, and director of the Company.  On the same date, Gordon Cormie resigned as the Company’s Secretary and Richard O’Hara resigned as a Company director. The positions of President, Chief Executive Officer, Chief Financial Officer, Secretary and Director were filled by Philip F. Grey.

On October 23, 2012 the Company filed amended Articles of Incorporation with the Secretary of State of Nevada.  The articles were amended to reduce the types of authorized shares to common and preferred and to set the number of authorized common shares and preferred shares at 450,000,000 and 50,000,000 respectively.  The Articles were further amended to (1) eliminate any restrictions on the transfer of shares, (2) allow the number of Directors to be fixed by the Board of Directors, and (3) eliminate any restrictions on the number of shareholders.

NOTE 5 - RELATED PARTY TRANSACTIONS

During the year ended October 31, 2012, Mr. Smith, the former President loaned $5,000 to the Company.  The loan was payable on demand, carried no interest and had no maturity date.  Mr. Smith forgave the entire amount of the loan as of October 31, 2012.

During the year ended October 31, 2012, Philip F. Grey, the President loaned $15,000 to the Company.  The loan was payable on demand, carried no interest and had no maturity date.  Philip F. Grey forgave the entire amount of the loan as of October 31, 2012.

NOTE 6 -COMMITMENTS AND CONTINGENCIES

On June 15, 2009 the Company leased two mining claims in Esmerelda County, Nevada, in the Dunfee Mine Area.  The lease includes all additional claims within one mile of these claims.  The area was the subject of a geological report on September 11, 2009.  The term of the lease is for 20 years and renewable for additional 20 years assuming all conditions of the lease are met. The lease required an initial payment of $5,000, plus $275 Federal and State maintenance fees.  Minimum annual payments are required, beginning with $5,000 down payment at the execution of the lease agreement, $5,000 on or before the first anniversary year, $10,000 on or before the second and third anniversaries years, $25,000 on or before the fourth anniversary year, and $75,000 at the fifth anniversary and subsequent years which are subject to increase or decrease equivalent to the rate of inflation designated by the Consumer Price Index for that year. The Company is responsible for taxes and maintenance fees imposed on the claims.  The lease grants the Company the right to purchase 2 ½ percent of the royalty on the claims for $5,000,000, reduced by minimum payments made.  Lessor is entitled to a royalty of one percent of net smelter returns.

Since the Company failed to make the lease payment in 2012, the Lessor has the right to terminate the lease agreement at any time.

The following is the financial commitment related to the lease over the following five fiscal years subject to the lease payment terms above:

2013	$25,000
2014	75,000
2015	75,000
2016	75,000
2017 and after	900,000
$1,150,000

NOTE 7 - RESTATEMENT

A prior period adjustment was made to the October 31, 2011 financial statements for an accounting error.  Annual lease expense, under generally accepted accounting principles, is recorded as the average annual amortization of total lease payments over the life of the lease.  The Company recorded lease payments for its mineral lease at the amount paid in error.  The effect of correcting prior lease expense was recorded as a prior period adjustment to stockholder’s deficit, to lease expense and to accumulated expense amounts. The unamortized balance of future lease expenses was recorded as a liability.

	As Originally		Effect on	Effect on
Item	Reported	As Restated	Earnings	Net Equity

Balance Sheet
Accrued Liablities,
Mineral lease payable	0	156,766	0	(156,766)

Statement of Operations
Mineral Lease Maintenance	11,700	59,014	(49,014)	Included

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition.  The discussion should be read along with our financial statements and notes thereto.  This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

Our business plan is to proceed with the exploration of the Dunfee Property to determine whether there are commercially exploitable reserves of gold, silver or other metals.

We completed Phase I in August 2009. Six days were spent mapping and sampling the Dunfee Property. The purpose of this work was to evaluate the mineral potential of the leased claims, and the surrounding area precious metal mineralization. Detailed geologic mapping and geochemical sampling indicate the presence of high-grade gold-silver silica veins and vein intersections. Phase one was carried out by David A. Wolfe and the end cost of the work was $5,000.

We completed Phase II of our exploration program in January 2011 Which consisted of staking 20 additional claims in the area. The cost of staking these additional 20 claims was $6,700, and the staking of the additional claims was carried out by David A. Wolfe.

We initiated Phase III of our exploration program in November 2011, which is follow-up detailed mapping and sampling of the additional claims and indicated drill targets. Mr. Ken Brook was retained by the company to carry out this phase of our exploration program. A total of 49 rock chip samples were taken from outcrops on the project. Gold values were up to 4.5 gm/ton and the most significant values were found in the known structures.

Based on the results of Phase III of our exploration program, Mr. Ken Brook, consulting geologist recommended we carry out the following four Phase program:

Phase IV of our proposed exploration is for detailed alteration mapping. This Phase is expected to cost approximately $12,500. The timing is still being considered by management as the company currently does not have sufficient capital to proceed with this phase of its exploration program.

Phase V of our proposed exploration is for additional outcrop sampling. This Phase is expected to cost approximately $10,000. The timing is still being considered by management as the company currently does not have sufficient capital to proceed with this phase of its exploration program.

Phase VI of our proposed exploration is for Geophysics, IP survey. This Phase is expected to cost approximately $40,000. The timing is still being considered by management as the company currently does not have sufficient capital to proceed with this phase of its exploration program.

Phase VII of our proposed exploration is the drilling of 4,000 feet of Reverse Circulation holes, and includes the cost of assays as well as the cost of the supervising geologist, bonding, permitting and other associated expenses. The timing of this phase has not been determined. The timing will be based on availability of a geologist and work crew, as well as the company’s ability to fund this phase. This phase is expected to cost approximately $340,000. We do not have sufficient cash reserves to proceed with this phase of the exploration program.

If results are favorable leading up to the drilling of the property, the company will need to raise additional funds required to meet this and other capital needs. Should the results leading up to the drilling of the property prove not to be sufficiently positive to proceed with a further exploration on the property, we intend to seek out and acquire other North American mineral exploration properties which, in the opinion of a Geologist, offer attractive mineral exploration opportunities. However, we may not have sufficient financing to seek out and acquire other properties, and if we did have sufficient financing, it is possible that we would be unsuccessful in seeking out an acquiring alternative exploration properties.

During the exploration stage of the Dunfee Property, our President will be devoting approximately 10 hours per week of his time to our business.  We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by outside consultants. If, however, the demands of our business require more time of our president such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business.  However, he may not be able to devote sufficient time to the management of our business, as and when needed.

Upon the event that we require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock.  However we cannot provide investors with any assurance that we will be able to obtain sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed.  We believe that debt financing will not be an alternative for funding any phases in our exploration program.  The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness by most banks or typical investors or corporate debt until such time as an economically viable mine can be demonstrated.  We do not have any arrangements in place for any future equity financing.

In the event that Diversified completes this exploration program and is successful in identifying a potential mineral deposit, we would have to spend substantial funds on additional drilling of the property and engineering studies before we would be able to determine if it’s a commercially viable mineral deposit.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Results of Operations

We have generated no revenues since inception and have incurred $291,149 in operating expenses from inception through October 31, 2012.  These expenses were comprised of $21,545 in Professional Fees, $26,840 in Filing Fees, $177,039 in Mineral Lease Maintenance and $65,725 in general and administrative costs.  We incurred net loss of $81,226 and $84,651 for the years ended October 31, 2012 and 2011, respectively.  Our net loss since inception (March 19, 2009) through October 31, 2012 was $291,149.  The following table provides selected financial data about our company for the years ended October 31, 2012 and 2011.

Balance Sheet Data	October 31, 2012	October 31, 2011
Cash and Cash Equivalents	$4,631	$6,843
Total Assets	4,631	6,843
Total Liabilities	215,780	156,766
Shareholders’ Equity (Deficit)	(211,149)	(149,923)

Liquidity and Capital Resources

As of October 31, 2012, we had cash of $4,631 and operating capital of $4,631.

Cash Used In Operating Activities

We used cash in operating activities in the amount of $291,149 during the period from our inception on March 19, 2009 through to October 31, 2012. Cash used in operating activities was funded by cash from financing activities and loans from our Directors.

Cash From Investing Activities

We used $nil cash in investing activities during the period from our inception on March 19, 2009 through to October 31, 2012.

Cash from Financing Activities

We generated cash from financing activities in the amount of $60,000 during the period from our inception on March 19, 2009 through to October 31, 2012 . Cash generated by financing activities is attributable to the private placement financings of our common stock that we have completed since our incorporation.  These financings include sales of a portion of the shares that are offered by the selling shareholders through this prospectus.  We have applied these proceeds towards our completion of our plan of operations, as described above under “Results of Operations”.  We plan to spend the balance of these proceeds as described under “Plan of Operations”.

We estimate that our total expenditures over the next twelve months will be approximately $178,000, which includes $155,000 for Phase Four of our estimated expenditures as outlined above under the heading “Plan of Operations”, in addition, we estimate that our ongoing operating expenses associated with legal, accounting and general administrative expenses will be approximately $22,000.  Our ability to carry out Phase Four of our exploration program and to continue our plan of operations after that point will be subject to us obtaining adequate financing as the expenditures will exceed our cash reserves.

According to the lease, as amended on May 1, 2011, Diversified has agreed to pay Timberwolf Minerals, LTD minimum royalty payments which shall be paid in advance.  Diversified paid the sum of $5,275 upon execution of this lease.  Diversified also paid $5,000 on the first and second anniversary of the lease, and has agreed to pay $10,000 on third anniversary of the lease, $25,000 on or before the fourth anniversary of the lease and each annual payment after that shall be $75,000 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer’s Price Index for that year with execution year as base year.  Diversified will pay Timberwolf Minerals, LTD a royalty of 3.5% of the Net Returns from all ores, minerals, concentrates, or other products mined and removed from the property and sold or processed by Diversified, quarterly.  The term of this lease is for twenty (20) years, renewable for an additional twenty (20) years so long as conditions of the lease are met.

Our business plan is to proceed with the exploration of the Dunfee Property to determine whether there are commercially exploitable reserves of gold, silver or other metals.  As of the date of this Prospectus, the Company has not paid the minimum agreed royalty advance of $10,000 which was due on June 15, 2012.  Due to our lack of capital, we are unable to make this payment.  It is our intention to renegotiate the terms of the mineral lease agreements with Timberwolf Minerals, LTD.  However, there is no guarantee that we will be successful at renegotiation and may be required to relinquish our rights in the mineral leases currently leased by us.

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned activities.

We have not attained profitable operations and are dependent upon obtaining financing to pursue significant exploration activities beyond those planned for the current fiscal year.  For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

(a)     Resignation of Independent Certifying Accountant

Effective December 13, 2012, John Kinross-Kennedy (the "Former Accountant") resigned as the Company's independent registered public accounting firm.

The reports of the Former Accountant regarding the Company's financial statements for the fiscal years ended October 31, 2010 and October 31, 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of the Former Accountant on the Company's financial statements for the fiscal years ended October 31, 2010 and October 31, 2011 contained an explanatory paragraph which noted that there was substantial doubt about the Company's ability to continue as a going concern.

During the fiscal years ended October 31, 2010 and October 31, 2011, and during the period from October 31, 2011 to December 13, 2012, the date of resignation, (i) there were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of the Former Accountant would have caused it to make reference to such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K.

The Company has provided the Former Accountant with a copy of the foregoing disclosures and requested that the Former Accountant furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b)     Engagement of Independent Certifying Accountant

Effective December 13, 2012, the Board of Directors of the Company engaged Anton & Chia, LLP ("A&C") as its independent registered public accounting firm to audit the Company's financial statements for the Company's current fiscal year.

During the Company's most recent fiscal year and through the interim periods preceding the engagement of A&C, the Company (a) has not engaged A&C as either the principal accountant to audit the Company's financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with A&C regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided to the Company by A&C concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(l)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(l)(v) of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of March 6, 2013 are as follows:

Name	Age	Position(s) and Office(s) Held
Philip F. Grey	58	President, Chief Executive Officer, Chief Financial Officer, Secretary and Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

The Company believes that the skills, experiences and qualifications of its directors provide the Company with the expertise and experience necessary to advance the interests of its shareholders.

Mr. Grey has been in the financial industry for more than 25 years specializing in private and public equity, futures and commodities, as well as the foreign exchange markets.  He has been involved in the field of private investment banking facilitating mergers and acquisitions for both private and public companies focusing on the Technology and Energy sectors.  For the past 2 years, he has been employed as a consultant by Share Agent, LLC.    From March 2008 to 2010, Mr. Grey was employed at Velocity Capital Advisors, a company he founded to act as an Introducing Brokerage firm for Futures, Commodities and Forex business.  Prior to 2008, Mr. Grey served as Vice President of Institutional Sales for Acuvest, Inc., a Futures and Commodities firm located in Southern California.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers. We do not believe we will require any additional employees unless significant results are shown on our property.

Executive Compensation

Compensation Discussion and Analysis

The Company presently not does have employment agreements with any of its named executive officers and it has not established a system of executive compensation or any fixed policies regarding compensation of executive officers.  Due to financial constraints typical of those faced by a development stage business, the company has not paid any cash and/or stock compensation to its named executive officers.

Our current named executive officer holds substantial ownership in the Company and is motivated by a strong entrepreneurial interest in developing our operations and potential revenue base to the best of his ability.   As our business and operations expand and mature, we may develop a formal system of compensation designed to attract, retain and motivate talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Philip F.	2012	0	0	0	0	0	0	0	0
Grey (1)	2011	0	0	0	0	0	0	0	0

Gordon	2012	0	0	0	0	0	0	0	0
Smith (2)	2011	0	0	0	0	0	0	0	0

R. Gordon	2012	0	0	0	0	0	0	0	0
Cormie (3)	2011	0	0	0	0	0	0	0	0

(1) Mr. Grey was elected our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer on July 24, 2012

(2) Gordon Smith was the Company's President, Chief Executive Officer, Chief Financial Officer and Treasurer until July 24, 2012.

(3)  R. Gordon Cormie was the Company's Secretary until July 24, 2012.

Narrative Disclosure to the Summary Compensation Table

Our named executive officers do not currently receive any compensation from the Company for their service as officers of the Company.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  Our directors and executive officers may receive stock options at the discretion of our board of directors in the future.  We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors from time to time.  We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Gordon Smith	0	0	0	0	0	0	0	0	0

R.Gordon Cormie	0	0	0	0	0	0	0	0	0

Phillip F. Grey	0	0	0	0	0	0	0	0	0

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gordon Smith	0	0	0	0	0	0	0
R.Gordon Cormie	0	0	0	0	0	0	0
Richard O’Hara	0	0	0	0	0	0	0
Phillip F. Grey	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Our directors do not currently receive any compensation from the Company for their service as members of the Board of Directors of the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 6, 2013 , the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 5,250,000 shares of common stock issued and outstanding on March 6, 2013 .

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*

Common	Philip F. Grey c/o Diversified Resources, Inc., 2114 Ridge Plaza Drive, Castle Rock, CO 80108	3,000,000	57.14%

Common	Total all executive officers and director	3,000,000	57.14%

Common	5% Shareholders

Common	Thomas Hewitt 911 – 48 Avenue, SW Calgary, Alberta T2S 1E9	500,000	9.52%

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since commencement of our fiscal year ended October 31, 2012, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which our company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of our company's total assets for the last three completed financial years:

i.	Any of our directors or officers;

ii.	Any person proposed as a nominee for election as a director;

iii.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

iv.	Any of our promoters; and

v.	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

Available Information

We have filed a Registration Statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This Prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our Registration Statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this site.

Dealer Prospectus Delivery Obligation

Until ______________, all dealers that effect in these securities whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13.  Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$5.10
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$2,500
Legal fees and expenses	$5,000

Total	$7,505.10

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.  Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15.  Recent Sales of Unregistered Securities

We closed an issue of 3,000,000 shares of common stock on May 12, 2009 to our previous president, CEO, CFO and director, Gordon Smith, at a price of $0.005 per share.  The total proceeds received from this offering were $15,000.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We did not engage in any general solicitation or advertising.   Mr. Smith's shares were later purchased by Mr. Philip Grey in a private transaction.

We closed an issue of 25,000 shares of common stock on September 30, 2010 to our previous secretary, R. Gordon Cormie, at a price of $0.02 per share.  The total proceeds received from this offering was $500.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We did not engage in any general solicitation or advertising.

We closed an issue of 25,000 shares of common stock on September 30, 2010 to our previous director, Richard O’Hara, at a price of $0.02 per share.  The total proceeds received from this offering was $500.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We did not engage in any general solicitation or advertising.

We completed an offering of 2,200,000 shares of our common stock at a price of $0.02 per share to a total of thirty (30) purchasers on September 30, 2010.  The total amount we received from this offering was $44,000. The identity of the purchasers from this offering is included in the selling shareholder table set forth above.  We completed this offering pursuant Rule 903(a) and conditions set forth in Category 3 (Rule 903(b)(3)) of Regulation S of the Securities Act of 1933.

All securities were sold pursuant to Regulation S(b)(3)(iii) in that:

Each offer or sale was made in an offshore transaction.

Neither we, a distributor, any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16.  Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
5.1	Opinion and Consent of Synergen Law Group, APC(2)
10.1	Mineral Lease Agreement dated June 15, 2009 between Diversified Resources Inc. and Timberwolf Minerals, LTD. (1)
23.1	Consent of Anton & Chia, LLP, Certified Public Accountant
23.2	Consent of Consulting Geologist, Robert Thomas (1)

(1)	Previously included as an exhibit to the Registration Statement on Form S-1 filed June 28, 2011.
(2)	Previously included as an exhibit to Amendment Number 1 to the Registration Statement on Form S-1/A filed August 3, 2011

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser.

If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on March 6, 2013 .

DIVERSIFIED RESOURCES INC.

By:	/s/ Philip F. Grey
Philip F. Grey
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:  /s/ Philip F. Grey
Philip F. Grey
President, Chief Executive Officer, Chief Financial Officer,
Principal Accounting Officer, Secretary  and Director
March 6, 2013